WAIVER AND STANDSTILL AGREEMENT

This Waiver and Standstill Agreement, dated as of January 26, 2009 (this “Agreement”), is entered into among Compliance Systems Corporation, a Nevada corporation (“CSC”), Call Compliance, Inc., a New York corporation and wholly-owned subsidiary of CSC (“CCI,” and collectively with CSC, “Compliance”) and Nascap Corp., a New York corporation (“Nascap”).

WHEREAS, Nascap is the named payee and holder of that certain Promissory Note of CCI, dated September 30, 2006, in the principal amount of $150,000 and payable upon demand (the “Note”);

WHEREAS, pursuant to the terms of that certain Guaranty Agreement, dated September 30, 2006 (the “Guaranty Agreement”), between CSC and Nascap, CSC guaranteed specified obligations of CCI under the Note;

WHEREAS, pursuant to that certain Security Agreement, dated September 30, 2006, between CCI and Nascap, CCI granted Nascap a security interest in certain assets of CCI consisting of all amounts received (the “VeriSign/Comtel Receipts”) by CCI out of goods sold or leased or for services rendered by CCI to VeriSign Inc. and Comtel Telcom Assets, LP (the “Secured Assets”);

WHEREAS, by letter addressed to CCI and dated January 26, 2009, Nascap demanded payment in full of all monies due under the Note;

WHEREAS, Compliance currently does not have sufficient available funds to make payment in full of all monies due under the Note;

WHEREAS, Nascap is willing to provide Compliance with a specified amount of time, expiring on April 15, 2009 (the “Standstill Termination Date”), in which to pay in full all monies owing under the Note, provided that CCI segregate and hold separately all VeriSign/Comtel Receipts received by either CSC or CCI, and to tender to Nascap the VeriSign/Comtel Receipts on or prior to the Standstill Termination Date (but, in no event, shall the amount tendered to Nascap exceed the total amount owing under the Note as of the date of such tender);

WHEREAS, Events of Default under each of the Note, Guaranty Agreement and Security Agreement include, but not limited to, (a) either CSC’s or CCI’s failure to pay all amount due under the Note on the business day on which Nascap has demanded such payment, (b) CSC’s or CCI’s failure to pay interest accruing under the Note in arrears on the 30th day of each calendar month and (c) CSC or CCI admitting that such entity is unable to pay its debts as such debts become due (collectively, the “Waived Defaults”);

WHEREAS, CSC and/or CCI may be obligated to admit its inability to pay its debts as such debts become due;

WHEREAS, at the request of Compliance, Nascap has agreed to (a) waive (i) the timely payment of the amounts due under the Note up to the Standstill Termination Date, provided that all amounts due under the Note are tendered to Nascap no later than the Standstill Termination Date, and (ii) any default by Compliance caused by either CSC’s and CCI’s admission that it is unable to pay its debts as such debts become due, whether such default is under the Note, Guaranty Agreement or Security Agreement, and (b) stand still and not declare, or otherwise assert the occurrence of, an Event of Default prior to the Standstill Termination Date under either of the Note, Guaranty Agreement or Security Agreement due to the occurrence of any of the Waived Defaults.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged by each of the parties to this Agreement, the parties agree as follows:

1.           Segregation of Funds.  Commencing on the date of this Agreement and continuing through the date on which Compliance shall have tendered to Nascap all amounts owing under the Note, Compliance shall segregate and hold separately from all other amounts held by Compliance all VeriSign/Comtel Receipts received by Compliance commencing as of the date of this Agreement and shall not utilize or other transfer any of such VeriSign/Comtel Receipts except for transfers to Nascap as payments to reduce the amounts owed under the Note.

2.           Waiver.

(a)           Nascap hereby waives the timely tender of the payment of (i) all accrued interest due under the Note on the 30th day of each calendar month and (ii) all amounts due and owing to Nascap by CCI under the Note, provided, in both of such cases, that (x) Compliance segregate and hold separately from all other amounts held by Compliance the VeriSign/Comtel Receipts received by Compliance during the period commencing on the date of this Agreement and ending on the date on which Compliance shall have tendered to Nascap all amounts owing under the Note and (y) no later than the Standstill Termination Date, Compliance tender to Nascap the aggregate amount of VeriSign/Comtel Receipts received by Compliance on or after the date of this Agreement, but only to the extent that such VeriSign/Comtel Receipts equal or are less than the total amount owing under the Note on the earlier of the (1) Standstill Termination Date or (2) the date on which Compliance shall have tendered to Nascap all amounts owing under the Note.  To the extent that the aggregate amount of VeriSign/Comtel Receipts exceeds the total amount owing under the Note on the earlier of the (1) Standstill Termination Date or (2) the date on which Compliance shall have tendered to Nascap all amounts owing under the Note, such excess amount shall become available for use by Compliance and Compliance shall no longer be required to segregate or hold separately any VeriSign/Comtel Receipts upon Compliance tendering payment to Nascap in accordance with clause (y) of the immediately preceding sentence.

(b)           Nascap hereby acknowledges and agrees that, for the period commencing on the date of this Agreement and terminating on the Standstill Termination Date, so long as Compliance is in compliance with its obligations under paragraph 2(a), the failure by Compliance to tender in full (i) all accrued interest due under the Note on the 30th day of each calendar month and (ii) all amounts owing under the Note shall be waived and not be deemed an Event of Default under the Note.

(c)           Nascap hereby further waives any Event of Default under the Note, Guaranty Agreement and/or Security Agreement caused by the Waived Defaults.

2.           Standstill.  So long as there is no occurrence of an Event of Default under the Note, Security Agreement or Guaranty other than (x) the failure of Compliance to tender to Nascap all accrued interest due under the Note on the 30th day of each calendar month up to the Standstill Termination Date, (y) the failure of Compliance to tender to Nascap all amounts owing to Nascap under the Note, and (z) the Waived Defaults, provided, in each of such cases Compliance is in compliance with its obligations under section 1, then, in such an event, Nascap will not, on or prior to the Standstill Termination Date, take any action otherwise available to Nascap, whether under the Note, Guaranty Agreement, Security Agreement, or otherwise, due to the fact that (a) Compliance has failed to tendered to Nascap (i) all accrued interest due Nascap under the Note on the 30th day of each calendar month up to the Standstill Termination Date and/or (ii) all amounts owing under the Note, (b) there has occurred any of the Waived Defaults.  In the event that, on or prior to the Standstill Termination Date, Compliance has fully tendered to Nascap (1) all accrued interest due Nascap under the Note on the 30th day of each calendar month and (2) all other amounts owing to Nascap under the Note through the date of such full tender, then, in such an event, the standstill provisions of this Section 3 shall become permanent and irrevocable.

3.           General.

(a)           Each of the parties agrees to provide such other documents and to take such further action reasonably requested by the other party as may be necessary in order to effectuate this Agreement.

(b)           This Agreement and the rights and obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without regard to its choice and/or conflict of laws provisions.  Any legal action resulting from, arising under, out of or in connection with, directly or indirectly, this Agreement shall be commenced exclusively in the Supreme Court, State of New York, County of Nassau, or the U.S. District Court for the Eastern District of New York.  All parties to this Agreement hereby submit themselves to the jurisdiction of any such court, and agree that service of process on them in any such action, suit or proceeding may be affected by the means by which notices are to be given under this Agreement.

(c)           This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, understandings, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any related or unrelated third party.  Except to the extent contemplated by this Agreement, the terms and conditions of the Debentures shall remain in full force and effect.

(d)           This Agreement may not be changed, modified or rescinded orally.  Any change, modification or rescission need be in writing, signed by the party against whom enforcement of any change, modification or rescission is sought.  Any waiver of any of the provisions of this Agreement, or of any inaccuracy in or non-fulfillment of any of the representations, warranties or obligations hereunder or contemplated hereby, shall not be effective unless made in a writing signed by the party against whom the enforcement of any such waiver is sought.  A waiver given in any case shall only apply with respect to that particular act or omission, and shall not be effective as to any further acts or omissions, regardless of whether they are of the same or similar nature.

(e)           This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.

(f)           The waiver by any party to this Agreement of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(g)           This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(h)           This section and other headings contained in this Agreement are for purposes of reference only, and shall not affect the meaning or interpretation of this Agreement.

(i)           Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(j)           Each party hereto shall be responsible for their legal and other fees and expenses relating to the negotiation, execution and delivery of this Agreement and related agreements, and the consummation of the transaction contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first indicated above.

Compliance Systems Corporation

By:	/s/ Barry M. Brookstein
Barry M. Brookstein
Chief Financial Officer

Nascap Corp.

By:	/s/ Lorraine Chinnici
Lorraine Chinnici
President